Exhibit 99.1

News Announcement

FOR IMMEDIATE RELEASE

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING PROMOTES CARL SOTTOSANTI

TO SENIOR VICE PRESIDENT AND GENERAL COUNSEL

Wyomissing, PA, (January 16, 2014) — Penn National Gaming, Inc. (PENN: Nasdaq) (the “Company” or “Penn National”) announced today that effective February 1, 2014, Carl Sottosanti has been promoted to the position of Senior Vice President and General Counsel.  Mr. Sottosanti succeeds Jordan Savitch who served as Senior Vice President and General Counsel since 2002 and is resigning his position to spend more time with his family.  Mr. Sottosanti will report directly to Penn National Gaming Chief Executive Officer, Timothy J. Wilmott, and the appointment is subject to customary regulatory approvals.

Mr. Sottosanti brings 25 years of legal and business experience to his new role at Penn National and will oversee all of the Company’s legal and regulatory affairs.  Since 2003, Mr. Sottosanti has served as Deputy General Counsel and Vice President of Legal and Business Affairs at Penn National where he had significant responsibility for development opportunities, mergers and acquisitions, commercial transactions, corporate governance matters and labor and employment matters.

Prior to joining Penn National, Mr. Sottosanti served for five years as General Counsel at publicly traded Sanchez Computer Associates, Inc., a leading international provider of banking software that was subsequently acquired.  At Sanchez, Mr. Sottosanti had oversight of all legal matters, managed in-house and outside counsel, oversaw Securities and Exchange Commission (“SEC”) and compliance issues, and handled intellectual property matters.  He also served from 1994 to 1998 as Assistant General Counsel for Salient 3 Communications, Inc., a diversified, publicly-traded telecommunications holding company.  Mr. Sottosanti began his legal career in 1989 serving for five years as an associate with the Philadelphia law firm Schnader Harrison, with a practice concentrated in employment and labor law and commercial litigation.

Penn National Gaming Chairman, Peter M. Carlino, commented, “On behalf of the board of directors and our shareholders, we are grateful for Jordan’s contributions to Penn National’s success over the last twelve years, a period of intense legal activity related to our significant growth, expansion and capital market activity.  Jordan is a trusted advisor who provided valuable advice and we wish him the very best in his future.  Jordan is leaving us with deep legal bench strength and for the past eleven years Carl has been instrumental in successfully leading the Company’s legal strategies for many key initiatives.”

Tim Wilmott added, “Carl’s knowledge of Penn National, breadth of relevant legal experience, energy and record of accomplishments in the gaming industry, coupled with his proven leadership, make him the ideal candidate to manage our legal strategies and activities and lead our in-house and external legal teams.  We look forward to the continued benefit of his counsel on strategic matters of importance, including negotiating and structuring commercial transactions related to our existing operations and expansion initiatives, gaming regulatory and SEC compliance, corporate governance and other legal issues to support the Company’s current and long-term growth objectives.”

Mr. Sottosanti graduated magna cum laude in 1986 from Villanova University, where he was elected to Phi Beta Kappa, and in 1989 he received his J.D. from Villanova University School of Law, where he was an Editor on the Law Review and graduated cum laude.

About Penn National Gaming

Penn National Gaming, through its subsidiaries, owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment. The Company presently operates twenty-six facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario. In aggregate, Penn National’s operated facilities feature approximately 31,000 gaming machines, 800 table games and 2,900 hotel rooms.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about Penn National Gaming and its subsidiaries, and accordingly, any forward looking statements are qualified in their entirety by reference to the factors described in Penn’s Annual Report on Form 10-K for the year ended December 31, 2012, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC. All subsequent written and oral forward looking statements attributable to Penn National Gaming or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. Penn National Gaming undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

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